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                                [SBA LOGO]

                                      NEWS

                                                    For additional information:
                                                    Jeffrey A. Stoops
                                                    Chief Financial Officer
                                                    (561) 995-7670

                              FOR IMMEDIATE RELEASE

        SBA ANNOUNCES EXERCISE OF UNDERWRITERS' OVER-ALLOTMENT OPTION FOR
                    1,350,000 SHARES OF CLASS A COMMON STOCK

BOCA RATON, FLORIDA, February 3, 2000 (NASDAQ: SBAC) - SBA Communications Corporation announced that the underwriters of its recent offering of 9,000,000 shares of Class A Common Stock have exercised their over-allotment option to purchase 1,350,000 shares of SBA's Class A common stock from certain stockholders. The Company will not receive the proceeds from any sale of shares by the selling shareholders.

The offering was underwritten by Lehman Brothers, Deutsche Banc Alex. Brown, Salomon Smith Barney Inc., Raymond James & Associates, Inc. and Fidelity Capital Markets, a division of National Financial Services Corporation. Copies of a prospectus for the offering may be obtained from the Prospectus Department of Lehman Brothers.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,000 antenna sites in the United States.

Information Concerning Forward-Looking Statements

Some information in this release is forward-looking. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to, (1) our ability to secure as many site leasing tenants as planned; (2) our ability to expand our site leasing business and our site
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development business;  (3) our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions; (4) our ability to identify and acquire new towers, including our capability to timely complete due diligence and obtain third party consents; (5) our ability to retain current lessees on newly acquired towers; (6) our ability to realize economies of scale for newly acquired towers; (7) the continued dependence on towers by the wireless communications industry; (8) our ability to compete effectively for new tower opportunities in light of increasing competition; and (9) our ability to raise substantial additional financing to expand our tower holdings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Information concerning the factors that could cause actual results to differ materially from those expectations and
estimates  are   contained  in  the  Risk  Factors   section  of  the  Company's
Registration Statement on Form S-3, filed with the SEC in connection with this offering, and the Company's other securities filings.

For further information, please contact Jeffrey A. Stoops, Chief Financial Officer, at 561-995-7670.